EXHIBIT 99.1

Investor Contact:
Doug Farrell
Vice President of Investor Relations
408-731-5285

Affymetrix Announces Preliminary Revenue for First Quarter 2013

Santa Clara, Calif., April 9, 2013 - Affymetrix, Inc. (Nasdaq: AFFX) today reported that based on preliminary financial data, the Company expects total revenue of approximately $78 million for the first quarter of 2013, including revenue of approximately $19 million from eBioscience.  The Company expects to report cash-on-hand of approximately $38 million as of March 31, 2013.

"Our revenues for the first quarter were below expectations, primarily due to continued headwinds in our gene expression business across all regions, in particular Japan, where we came in significantly short of plan." said Frank Witney, president and CEO. "Our genotyping and cytogenetics product lines generated solid growth for the quarter as compared to 2012 and eBioscience also had modest growth from the first quarter of last year.  As reported earlier, we ended the quarter with a major win securing the largest biobank genotyping study to date."

"Cash-on-hand at the end of March was approximately $38 million, after redeeming the remaining $3.9 million of our 3.5% convertible notes and prepaying $3.2 million of our senior-secured debt." said Tim Barabe, EVP and chief financial officer.  "Our senior secured debt is now at $70 million and debt repayment continues to be one of our priorities in 2013."

The Company will provide a more detailed business update and complete financial information when it reports its first quarter results after the close of the market on Wednesday, April 30, 2013.  The Company is currently observing a pre-earnings quiet period and will not make further comments about its first quarter results in the interim.

Affymetrix's management team will host a conference call on April 30, 2013 at 2:00 p.m. PT.  A live webcast can be accessed by visiting the Investor Relations section of the Company's website at http://www.affymetrix.com.  In addition, investors and other interested parties can listen by dialing domestic: (877) 407-8291, international: (201) 689-8345.

A replay of this call will be available from 5:00 p.m. PT on April 30, 2013 until 8:00 p.m. PT on May 7, 2013 at the following numbers: domestic: (877) 660-6853, international: (201) 612-7415.  The conference call passcode to access the replay is 411930.  An archived webcast of the conference call will be available under the Investor Relations section of the Company's website.

About Affymetrix
Affymetrix technologies are used by the world's top pharmaceutical, diagnostic, and biotechnology companies, as well as leading academic, government, and nonprofit research institutes.  More than 48,000 peer-reviewed papers have been published citing the technologies.  Affymetrix is headquartered in Santa Clara, Calif., and has manufacturing facilities in Santa Clara, San Diego, Cleveland, Ohio, Singapore, and Austria.  The Company has about 1,100 employees worldwide and maintains sales and distribution operations across Europe, Asia, and Latin America. For more information about Affymetrix, please visit www.affymetrix.com.
Affymetrix has not filed the Form 10-Q for the first quarter of fiscal 2013.  As a result, all financial results described in this press release should be considered preliminary, and are subject to change to reflect any necessary corrections or adjustments, or changes in accounting estimates, that are identified prior to the time the company is in a position to complete these filings.
All statements in this press release that are not historical are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix' "expectations," "beliefs," "hopes," "intentions," "strategies" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to: Affymetrix's ability to stabilize its business and grow revenue, Affymetrix's ability to timely and successfully integrate and realize the anticipated strategic benefits and costs savings or other synergies of the acquisition of eBioscience in a cost-effective manner while minimizing the disruption to its business; risks that eBioscience's future performance may not be consistent with its historical performance; risks relating to Affymetrix's ability to make scheduled payments of the principal of, to pay interest on or to refinance its indebtedness; risks relating to Affymetrix's ability to successfully develop and commercialize new products, including its ability to successfully develop and commercialize novel molecular solutions based on eBioscience's portfolio of reagents; risks relating to past and future acquisitions, including the ability of Affymetrix to successfully integrate such acquisitions into its existing business; risks of Affymetrix's ability to achieve and sustain higher levels of revenue, higher gross margins and reduced operating expenses; risks relating to Affymetrix's ability to generate cash after interest and principal payments; uncertainties relating to technological approaches; risks associated with manufacturing and product development; personnel retention; uncertainties relating to cost and pricing of Affymetrix products; dependence on collaborative partners; uncertainties relating to sole-source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection and litigation.  These and other risk factors are discussed in Affymetrix's Annual Report on Form 10-K for the year ended December 31, 2012, and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods.  Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.